As filed with the Securities and Exchange Commission on April 23, 2010

Registration No. 333-159323

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMSYS IT PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	56-1930691
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

COMSYS IT Partners, Inc. 2004 Stock Incentive Plan
____________________________________

Kenneth C. Hunt
Manpower Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212
(414) 961-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:
Dennis F. Connolly
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐

Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company)	☐

Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration Statement No. 333-159323) (the “Registration Statement”) of COMSYS IT Partners, Inc., a Delaware corporation (“COMSYS”), pertaining to the registration of 1,250,000 shares of common stock of COMSYS, par value $0.01 per share (“COMSYS Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 18, 2009.

Manpower Inc., a Wisconsin corporation (“Manpower”), Taurus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Manpower (the “Merger Sub”), and COMSYS entered into an Agreement and Plan of Merger dated as of February 1, 2010 (the “Merger Agreement”) pursuant to which, among other things, the Merger Sub would be merged with and into COMSYS with COMSYS surviving the Merger as a wholly owned subsidiary of Manpower (the “Merger”), and all outstanding shares of COMSYS Common Stock would be converted into the right to receive the following consideration, each subject to proration: (i) $17.65 in cash, without interest, or (ii) a fraction of a share or shares of Manpower common stock, $0.01 par value per share, equal to the exchange rate calculated in accordance with the terms of the Merger Agreement.

The Merger became effective following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on April 5, 2010 (the “Effective Time”).

As a result of the Merger, COMSYS has terminated all offerings of COMSYS Common Stock pursuant to its existing registration statements, including the Registration Statement.  COMSYS hereby deregisters all shares of COMSYS Common Stock under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 22, 2010.

COMSYS IT PARTNERS, INC.
By: /s/ Jonas Prising
Jonas Prising
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonas Prising	President	April 22, 2010
Jonas Prising	(Principal Executive Officer)

/s/ Michael J. Van Handel	Vice President and Treasurer	April 22, 2010
Michael J. Van Handel	(Principal Financial and Accounting Officer)

/s/ Michael J. Lynch	Sole Director, Vice President and	April 22, 2010
Michael J. Lynch	Secretary

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